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                                    AGREEMENT

         This Agreement made and entered into this 19th day of November, 2001, by and between Hays Family Farms, L.L.C., a Kansas Limited Liability Company, RR1, Oakley, Kansas, 67748, hereinafter referred to as "Grantor", and Western Plains Energy, LLC, P.O. Box 567, Hoxie, Kansas 67740, hereinafter referred to as "Grantee", is as follows:

         WHEREAS, Grantors are the owners in fee simple, free and clear from any mortgages, liens, or encumbrances, of the following described real estate located in Thomas County, Kansas, to wit:

         THE SOUTHEAST QUARTER (SE1/4) OF SECTION TWENTY-SIX (26), TOWNSHIP TEN
         (10) SOUTH, RANGE THIRTY-ONE (31) WEST OF THE 6TH P.M., AND

         WHEREAS, Grantee is interested in the process of securing sources of ground water with which to operate an ethanol plant which Grantee intends to construct and operate, and

         WHEREAS, the parties hereto intend by this agreement to allow Grantee access to Grantor's above described property for the purposes of drilling and equipping a water well and, upon completion and commencement of the operation of the ethanol plant by Grantee, authorizing and permitting the Grantee to operate said water well and transport the water pumped therefrom across Grantor's above described property to Grantee's plant, and

         WHEREAS, the parties acknowledge that the rights to the water are owned and controlled by the State of Kansas and that it will be necessary that Grantee secure from the Kansas Division of Water Resources the necessary water appropriation and diversion rights.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties do agree as follows:


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                               RIGHT TO CONSTRUCT

         Grantor does hereby authorize and grant to the Grantee the right to enter upon the above described property for the purposes of constructing a 16" well, equipping, operating, maintaining, and repairing a water well and, upon completion and commencement of the operation of said well, Grantor shall grant to Grantee an easement upon and across the above described real estate for the purposes of constructing, operating, maintaining, and repairing a water delivery line from the well site to the Grantee's ethanol plant. The exact description of the property to be encumbered by the easement shall be limited to ten (10) feet on either side of the water delivery line. The easement shall be contained in a separate agreement between the parties.

                                  CONSIDERATION

         As consideration for this agreement, Grantee agrees to pay to the Grantor the sum of Fifteen Thousand Dollars ($15,000.00) in the following manner: Seven Thousand Five Hundred Dollars ($7,500.00), cash in hand, the receipt of which is hereby acknowledged, upon the execution of this agreement. The balance of Seven Thousand Five Hundred Dollars ($7,500.00) to be paid at least seven (7) days prior to the commencement of the drilling of the water well by Grantee. Grantee shall have three (3) years from the date of this agreement to pay the balance due and commence drilling. Failure to pay the remaining amount due and to commence drilling of the well shall render this agreement null and void with the Grantor entitled to retain the sums paid herewith as rent and liquidated damages.

                         PAYMENTS CONTINGENT ON PUMPING

         Grantee agrees to pay to Grantor upon commencement of the pumping of the well and the diversion of the water to the plant site, the sum of Three Hundred Fifty Dollars ($350.00) per

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month in quarterly payments of One Thousand Fifty Dollars ($1,050.00) each during the first fifteen (15) years. After the first fifteen (15) years of this agreement, the pumping fee shall be renegotiated between the parties for successive periods of five years during the balance of the term of this agreement. If the parties cannot successfully renegotiate the pumping charges, then, the parties shall submit the matter to arbitration by a single arbitrator agreed upon by the parties. If the parties fail to agree on an arbitrator, the Grantee shall apply to a court of competent jurisdiction for the naming of an arbitrator. Payment shall be made in advance and shall be determined as rent.

                            TERM OF PUMPING AGREEMENT

         The initial term of this pumping agreement shall be for a period of twenty (20) years to begin with the commencement of the pumping and the diversion of the water to the plant site. Provided, however, that this agreement shall automatically renew for successive periods of five (5) years if no notice of termination is given by Grantee to Grantor on or before sixty (60) days prior to the expiration of this agreement or any renewal thereof. Notice shall be sent to the last known address of the Grantor. The present addresses are as follows:
Hays Family Farms, L.L.C., 290 C.R. 36, Oakley, Kansas, 67748. Western Plains Energy, L.L.C., P.O. Box 567, Hoxie, Kansas, 67740.

                          DIVISION OF WATER RESOURCES

         It shall be the sole responsibility of Grantee to apply for and secure from the State of Kansas Division of Water Resources the appropriate ground water rights and to determine the point of diversion and quantity of water to be pumped and to maintain and vest the same. Additionally, Grantee shall serve as the water use correspondent for the purposes of the reporting of water usage to the Division of Water Resources as may be required by law or administrative

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regulation. Once the Grantee secures a water right from the State of Kansas,
Department of Agriculture, Division of Water Resources, the Grantee shall take no action to cause the State of Kansas, Department of Agriculture, Division of Water Resources, or its successor, to suspend, revoke or abandon the water right. At the expiration of this agreement, or the termination of this agreement, the ownership of the water rights shall revert to the Grantor, their successor and/or assigns.

                               DAMAGES TO SURFACE

         In addition to the consideration hereinbefore set out to be paid to the Grantor, Grantee shall pay for all loss of crops and damages to the land occasioned by its operations. This shall include but not be limited to preparing of all pits and excavations to place the property in the same condition as it was prior to the work by the Grantee, repair of all damages by reason of oil, salt water, or other fluid resulting from the Grantee's operations, destruction of crops, as a result of Grantee's ingress and egress to the well site or in constructing, operating, maintaining or repairing the well and the water line described herein.

                                    EASEMENT

         The parties hereto, upon drilling of the water well and placement of the water line contemplated herein, do acknowledge that the appropriate easement shall need to be prepared, executed and filed with the Thomas County, Kansas, Register of Deeds.

                              MAINTENANCE AND LIENS

         It is understood and agreed to by the parties that Grantee shall use all reasonable care to maintain the premises at all times during this agreement in as good as condition as is possible, reasonable wear and tear excepted. In addition, Grantee shall not permit any mortgages, mechanic's liens, or other encumbrances to attach to or to become a lien against the Grantor's real

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property. In addition, Grantee shall not remove any improvements that Grantee places on Grantor's above described property or to allow those improvements to be substantially altered without first obtaining the Grantor's written consent. Grantee agrees to indemnify and hold Grantor harmless Grantor against all claims and liabilities and will reimburse Grantor for any and all expenses incurred by Grantor, either directly or indirectly, including reasonable attorney's fees, as a result of any claims made by a third party against the Grantor as a result of the Grantee's activities pursuant to this agreement, and as a result of any intentional or negligent act on behalf of Grantee. Grantee understands and agrees that Grantor has made no representations as to either the quantity or quality of water which may be available under the described property. This pumping agreement is to allow the Grantee access to the water in a "where is" "as is" condition.

         Grantor agrees to indemnify and hold harmless Grantee against all claims and liabilities and will reimburse Grantee for any and all expenses incurred by Grantee, either directly or indirectly, including reasonable attorney's fees as a result by any claims made by third party against the Grantee as a result of Grantor's activities pursuant to this agreement, and as a result of any intentional or negligent act on behalf of Grantor.

                                     DEFAULT

         In the event of the failure of the Grantee to comply with the terms of this agreement, Grantor shall give to Grantee notice that the Grantee has thirty
(30) days to cure the default. If the Grantee fails to cure the default pursuant to the written notice, then, Grantor may declare this agreement null and void and all money paid and improvements made hereunder shall be retained by Grantor as rent and liquidated damages. Grantor shall not, in the event of default, have the right to specific performance of this agreement.

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                                      TAXES

         Grantee shall be responsible for the payment of any and all taxes and assessments that may be levied or assessed against the above-described property as a result of the addition of the improvements contemplated by this agreement thereto.

                                  FORCE MAJEURE

         The parties understand and agree that neither the Grantor or the Grantee shall be liable to the other for any failure or delay in performance of any obligation under this agreement due to events beyond its reasonable control, including fire, storm, flood, earthquake, explosion, acts of the public enemy, war, acts of God, or acts or regulations or priorities of Federal, State or Local Government.

                                BINDING AGREEMENT

         This agreement shall extend to and be binding upon the heirs, executors, administrators, successors, and assigns of the parties hereto.

                             SUCCESSION OF PAYMENTS

         This agreement shall run with the above described real estate and future payments hereunder shall be made to that person, or entity holding fee simple title to the property, or in the event of a reservation of the payments, to others as designated in writing and delivered to Grantee, by the person, persons or entity holding right to payment. Grantor, or any successor or assign of the Grantor, may also designate in writing and deliver to the Grantee a document directing the Grantee to make the payment to a third party.

                           RELATIONSHIP OF THE PARTIES

         By the execution of this agreement, the parties intend to create no other relationship other than that as set forth in this agreement. Specifically, there is no agency, partnership, joint venture

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or other joint or mutual enterprise or undertaking created hereby. Nothing contained within this agreement authorizes one party to act for or on behalf of the other and neither party is entitled to any commissions or other considerations other than that as is set forth specifically herein.

                              LIMITATION OF RIGHTS

         This agreement does not grant to the Grantee access to any domestic water rights held by the Grantor. Grantee shall take no action to impair the domestic water rights of the Grantor.

                                   ASSIGNMENT

         It is understood and agreed by and between the parties that Grantee may not assign its rights under this agreement without first obtaining the written approval of the Grantor. Said approval by Grantor shall not be unreasonably withheld. Grantor may sell, lease, or otherwise assign its rights to the above captioned real estate, as well as this contract, without approval of the Grantee.

                                  GOVERNING LAW

         This agreement shall be governed, construed and enforced under the laws of the State of Kansas.

                         ENTIRE AGREEMENT AND AMENDMENT

         This agreement contains the entire agreement between the parties. No oral statements, representations or prior written matter not contained in this agreement shall be binding upon the parties. This agreement shall not be amended or modified in any manner except by a writing executed by both parties.

         IN WITNESS WHEREOF, the parties have caused this agreement to be executed the day and year first above written.

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WESTERN PLAINS ENERGY, L.L.C.               HAYS FAMILY FARMS, L.L.C.


By:  /s/ Dick Sterrett                      /s/ Lloyd Hays
    --------------------------------        ------------------------------------
Title: Chief Financial Officer              Lloyd Hays
P.O. Box 567                                RR 1
Hoxie, Kansas  67740                        Oakley, Kansas  67748


Grantee                                     /s/ Ruth Hays
                                            ------------------------------------
                                            Ruth Hays
                                            RR 1
                                            Oakley, Kansas  67748

                                            Grantor


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                                 ACKNOWLEDGMENT

STATE OF KANSAS, COUNTY OF GOVE, SS:

         BE IT REMEMBERED, that on this 20th day of November, 2001, before me, the undersigned, a notary public in and for the county and State aforesaid came Dick Sterrett, CFO, of Western Plains Energy, LLC, a corporation duly organized, incorporated and existing under and by virtue of the laws of Kansas, who is personally known to me to be the same person who executed the within instrument of writing and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

         IN TESTIMONY WHEREOF, I have hereunto set my hand, and affixed my official seal the day and year last above-mentioned.


                                             /s/ Norma J. Zerr
                                            ------------------------------------
                                            Notary Public

My term expires:  11-29-2001



                                 ACKNOWLEDGEMENT

STATE OF KANSAS, COUNTY OF LOGAN, SS:

         BE IT REMEMBERED, that on this 19th day of November, 2001, before me, the undersigned, a Notary Public within and for the County and State aforesaid, came Lloyd Hays and Ruth Hays, husband and wife, who are personally known to me to be the same persons who executed the above Agreement and such persons duly acknowledged the execution of the same.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the day and year first above written.

                                             /s/ Rose Wessel
                                            ------------------------------------
                                            Notary Public

My term expires:  8/20/04